Exhibit 10.1

CAMDEN NATIONAL CORPORATION

Financial Planning Fringe Benefit Plan

1.	Introduction. The name of the plan is the Camden National Corporation Financial Planning Fringe Benefit Plan (the “Plan”). The purpose of the Plan is to encourage and enable select officers of Camden National Corporation (the “Company”) and its subsidiaries to engage the services of an advisor for personal estate planning and/or financial planning purposes.

2.	Eligibility. Participation in the Plan shall be limited to those officers of the Company or its subsidiaries selected by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

3.	Benefits. Participants in the Plan shall be eligible to receive up to $3,000 per calendar year for personal estate planning and financial planning purposes. Participants may select their own advisors. Any unused benefit under the Plan for a year may not be carried over to another year.

4.	Administration. The Plan shall be administered by the Committee in its sole discretion. All decisions and interpretations of the Committee shall be binding on all persons. The Committee may amend or terminate the Plan at any time.

5.	Effective Date. The Plan shall be effective as of January 25, 2005.